Exhibit 15.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2017, with respect to the financial statements and internal control over financial reporting of Caesarstone Australia Pty Ltd included in the Annual Report of Caesarstone Ltd. on Form   20-F for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of Caesarstone Ltd. on Form S-8 (File No. 33-180313 and 333-210444) pertaining to the 2011 Incentive Compensation Plan of Caesarstone Ltd. and Form F-3ASR (File No. 333-196335).
/s/ Grant Thornton Australia Ltd
Grant Thornton Australia Ltd
Melbourne, Australia
March 13, 2017